UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act Of 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use Of The Commission Only (as Permitted By Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CLEAN DIESEL TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

TO OUR SHAREHOLDERS:

The past year was one of great change at Clean Diesel. We completed our first full year since our business combination with Catalytic Solutions, Inc.; Charles F. Call, our former President and Chief Executive Officer, whose strategic vision guided Catalytic Solutions and then our merged company over the last seven years, announced his retirement; and we generated more than $61 million in revenues while experiencing a challenging global economy. Clean Diesel has become larger, financially stronger, and more diversified in its products, markets served, and global position under Charlie’s leadership. We would like to thank Charlie for his disciplined and successful stewardship of Clean Diesel and we are delighted that he will remain as a member of our Board of Directors.

Clean Diesel made solid financial and strategic progress in 2011. We improved our financial results, strengthened our balance sheet and ended the year with significant momentum. At the same time, we continued to invest in long-term growth by enhancing our technologies and products; growing our global sales, marketing and engineering capabilities; and by driving continuous process improvement across the company. We achieved these results in spite of lower catalyst sales to a key OEM customer and the slow economic recovery in the United States. We have emerged from the economic downturn both tested and stronger, and we are well positioned to be a leading supplier of sustainable solutions to reduce emissions and lower the carbon intensity of on- and off-road engine applications.

HERE ARE THE FINANCIAL HIGHLIGHTS FOR 2011:

•	Our total 2011 revenue was $61.6 million, up 28.0 percent compared to the prior year.

•	2011 revenue for our Heavy Duty Diesel Systems division increased $16.2 million, or 52.3 percent, to $47.4 compared to the prior year.

•	We expanded our gross margin by 350 basis points to 28.5 percent in 2011, compared to 25.0 percent for the prior year.

•	Our balance sheet was strengthened by our successful completion of a public offering which resulted in net proceeds of $10.1 million.

WE DELIVERED A STRONG FINISH TO 2011

We had some challenges in the first half of the year as noted above; however, our performance accelerated in the second half with total revenue increasing 28.0 percent for 2011. This is good performance in a very demanding business and economic environment. It is not yet great performance. We are confident, however, that we can continue to grow our business in 2012 and do so profitably on the strength of our growth strategy. We are better positioned around the world today than ever before. Going forward, the hardworking people of Clean Diesel are sharply focused on quality, market leadership, exceeding expectations and achieving “never been done before” innovation.

Our total gross margins increased to 28.5 percent from 25.0 percent for the prior year, as we continued to make solid gains in productivity and benefited from the ability to expand intercompany catalyst sales to our Heavy Duty Diesel Systems division by $5.8 million in 2011. A good example of this benefit is illustrated by the fact that all of the systems that we have sold and continue to sell for the London Low Emission Zone, or LEZ, exclusively include our own catalyst.

During the year we were able to continue to improve our financial position. In July, we successfully completed a public offering to strengthen our balance sheet. Our plan is to continue investing in our Heavy

Duty Diesel Systems selling organization, which today includes nearly 100 distributors in the United States and over 200 distributors worldwide. We have also made investments to support sales and to ensure that we have all of the necessary supplier accreditations and product verifications in place to expand our portfolio of products and to capitalize on the opportunities and grow our market share.

Heavy Duty Diesel Systems

Our Heavy Duty Diesel Systems division is on a roll and its performance just got better and better as the year progressed and it has now enjoyed three consecutive strong years. We saw growth virtually across the board in this business with the London LEZ enabling us to finish off the year with very strong sales, the bulk of which occurred in the fourth quarter. The performance of this division was not driven by the London opportunity alone, as we achieved strong sales growth in the North America retrofit market and in the European mining sector. We learned a lot from our experience in London; the importance of establishing a solid distributor network; the ability to offer customers a diverse portfolio of approved products; and, perhaps most importantly, ensure customer satisfaction.

We believe our experience in London will be invaluable as we look ahead to the much larger opportunity right in our own backyard. We estimate the current California Air Resources Board, or CARB, Truck and Bus Regulation will require over 100,000 heavy duty diesel trucks to be replaced or retrofitted. This regulation applies to a variety of diesel-fueled in-use trucks and buses and is designed to reduce emissions in order to meet federally imposed clean air standards and to reduce the adverse health effects from pollution. For heavier trucks and buses, the regulation mandates that all 1996 through 2006 diesel trucks in Class 7 (gross vehicle weight of 26,001-33,000 pounds) and Class 8 (gross vehicle weight greater than 33,000 pounds) be retrofitted with diesel particulate filters to meet state emission standards between 2012 and 2016, with 90% required by year end 2014. The California market is very large and we plan to aggressively compete to win our share of that business.

In order to win the business and grow our market share, we have paid close attention to making sure we have the proper organization and the necessary product approvals established in both the United States and in other developing Low Emission Zones in Europe. In the second half of 2011, we received an expanded verification from both the Environmental Protection Agency, or EPA, and CARB for our Purifilter® Plus diesel particulate filter emissions reduction system. We believe that our Purifilter® Plus systems are currently the only hybrid diesel particulate filter systems that employ both passive and active regeneration, verified by both the EPA and CARB for use in reducing emissions in a wide variety of heavy duty diesel on-road engines.

Understandably, we are very excited about the expanding retrofit market, not only in the United States, but globally and believe that we are in the early stages of a large multi-year business opportunity.

Catalyst Division

Our Catalyst division had disappointing results in 2011. Revenue for our Catalyst division for the year, excluding intercompany sales, decreased to $14.2 million from $16.9 million for the prior year. There were a number of factors that impacted the business during the year with the primary one being the disruption that occurred to one of our OEM customers as a result of the earthquake and tsunami in Japan. This unfortunate event curtailed the ability of this customer to manage its supply chain and resulted in lower sales of our catalysts in the second quarter; however, sales to this customer recovered the following quarter. We expect a return to growth in this division in 2012 as our sales to this major OEM customer stabilize and we continue to experience increased intercompany sales of catalysts to our Heavy Duty Diesel Systems division.

Although the worldwide catalyst market for light duty vehicles is a multi-billion dollar one, we remain focused on the technology-driven automotive industry customer. We believe our industry-leading, patent-protected technology for light duty vehicles offers superior catalyst performance and can cost substantially less as a result of significantly reduced or zero platinum group metal formulations. This competitive advantage is very important to us and to our customers. We believe this focus will allow us to expand onto additional vehicle platforms and profitably grow with our existing customers.

We have leveraged our leading technology in the development of our diesel catalyst products. Today, we offer one of the industry’s most comprehensive portfolios of retrofit applications to address the needs of fleet owners and operators to comply with existing on-road regulations in a cost effective manner. This core capability will be critical to our success as the California market ramps up in 2012.

FOCUSED ON THE FUTURE

We believe that we have the right strategy and supporting capability for growth well into the future. While the London LEZ is largely behind us, we still expect sales in this market in the first part of 2012, given the extension granted by the regulator in December. Beyond London, we estimate that there are in excess of 160 LEZs in operation throughout Europe, with others being planned in Europe and Asia. We currently have product verifications underway and distribution channels being established for other LEZs in Europe.

Perhaps our biggest opportunity resides right here in the United States. The California market opportunity, which we detailed earlier, has the potential we believe, to be several orders of magnitude larger than the London LEZ. Unlike similar programs in the past that have relied on either government support or voluntary compliance, the California regulations are mandated for private operators. We think this represents a sea change in the regulatory approach in the United States. The California regulations are likely to be carefully watched by other states that need to reduce harmful emissions and we believe it could serve as the model for adoption by other states in the future.

WE REMAIN COMMITTED TO DELIVERING VALUE TO OUR SHAREHOLDERS

We are confident that we can deliver sustainable, long-term growth and value for our shareholders. Overall, we are pleased with our 2011 results. We believe we are on a path to superior performance and we remain excited about the future prospects for the company. In 2012, we will be focused on executing operational excellence and other strategies, ensuring that our customers receive quality products at competitive pricing and achieving disciplined profitable growth.

On behalf of Clean Diesel’s Board of Directors and our executive leadership team, we would like to thank our customers for putting their continued trust in our products and people. We’d also like to note our appreciation to our Board of Directors for their counsel and guidance, thank our valued shareholders for their continued confidence in our longer-term growth potential, and most importantly, recognize our employees around the world for their many achievements and for demonstrating an unwavering commitment to our customers and to Clean Diesel each and every day. We are very excited about the opportunities ahead of us and believe the best is yet to come.

Sincerely,

Alexander “Hap” Ellis III	R. Craig Breese
Chairman of the Board of Directors	President and Chief Executive Officer